Exhibit 99.4

On November 20, 2012, the Board of Directors increased the annual director’s fees, which include fees for service as Chairman of the Board and for service on committees as follows:  Annual fees payable to Mr. Taft – previously $40,000 per year increased by $10,000;  fees payable to Mr. Stone, including service on the Compensation Committee  -- previously $40,000 per year increased by $15,000; fees payable to Mr. Levy, including service as Chairman and  service on the Compensation Committee -- previously $50,000 per year increased by $20,000.  Fees are payable quarterly at the beginning of each calendar quarter in cash, stock or a combination of both at the discretion of the director. In addition, the Board of Directors awarded Mr. Levy options to purchase shares of common stock under the Long-Term Incentive Plan;  Number  - 100,000; exercise price - $1.66; term -  10 years; vesting – monthly in 2013.